Exhibit 5.1

Our Ref:	MGJ/JMW/KAT/1053601/0001/J7055639v5	47 Esplanade St Helier Jersey JE1 0BD Channel Islands
Quotient Limited Elizabeth House 9 Castle Street St Helier Jersey JE2 3RT		T +44(0) 1534 888900 F +44(0) 1534 887744 E info@careyolsen.com

1 May 2015

Dear Sirs

Quotient Limited (the “Company”): Registration under the US Securities Act of 1933, as amended (the “Securities Act”), of the resale of 1,939,614 issued and outstanding ordinary shares and 850,000 ordinary shares issuable upon exercise of warrants

1.	Background

1.1	We have acted as the Company’s Jersey legal advisers in connection with the offer, sale and issue of 2,000,000 ordinary shares of no par value in the capital of the Company (the “Shares”) and 850,000 ordinary shares (the “Warrant Shares”) issuable upon exercise of warrants issued by the Company (the “Warrants”). The Shares and Warrants issued to the certain private placement investors (the “Subscribers”) were sold to the Subscribers pursuant to subscription agreements among the Company and the Subscribers dated 25 November 2014 (the “Subscription Agreements”).

1.2	The Company has asked us to provide this Opinion in connection with the filing of a Form S-3 Registration Statement in relation to the resale by selling shareholders’ of 1,939,614 of the Shares (the “S-3 Registered Shares”) and all of the Warrant Shares under the Securities Act.

1.3	Capitalised terms used in this Opinion but not defined herein shall have the respective meanings ascribed to them in the Subscription Agreement.

PARTNERS:

G Coltman P German W Grace M Jeffrey N Journeaux J Kelleher A Kistler R MacRae S Marks

P Matthams R Milner J Mulholland D O’Connor A Ohlsson M Pallot C Philpott S Riley R Smith

CONSULTANTS: N Crocker P Sugden

Quotient Limited

1 May 2015

1.4	In this Opinion, “non-assessable” means, in relation to a share in the share capital of a Jersey company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

1.5	We should like to make the following observations:

1.5.1	We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom. save as expressly set out herein.

1.5.2	We express no opinion as to whether the Documents (as defined below), singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

1.5.3	As noted in the Plan of Distribution attached as Exhibit B to the Registration Rights Agreements, regulatory consents may be required in Jersey, Channel Islands in connection with certain types of offers of Ordinary Shares (as defined therein) by selling shareholders, including offers to more than 50 persons other than on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale.

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following:

2.1.1	the Subscription Agreements, of which we have examined a copy;

2.1.2	registration rights agreements dated 25 November 2014 in relation to the Shares and Warrant Shares between the Company and the Subscribers (the “Share Registration Rights Agreements”), and the forms of the share certificates evidencing the Shares (the “Share Certificates”) and the form of the Warrants, of which we have examined copies (together with the Subscription Agreements, the “Documents”);the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this Opinion, at the time we carried out such inspection (together the “Public Records” and together such inspections, the “Public Records Searches”);

Quotient Limited

1 May 2015

2.1.3	a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”);

2.1.4	a copy of the memorandum and articles of association of the Company (together, the “Memorandum and Articles of Association” and such articles of association, the “Articles of Association”, respectively);

2.1.5	a copy of the consent issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958, as amended (the “COBO Consent”);

2.1.6	a certificate of a Director of the Company (the “Director’s Certificate”) and (to the extent not expressly referred in this paragraph 2) the documents attached thereto, a copy of each of which is attached to this Opinion;

2.1.7	copies of minutes of meetings of the board of directors of the Company recorded as held on 23 November 2014 and 25 November 2014; and

2.1.8	a copy of the register of members of the Company stated thereon as being current as at 1 May 2015 (the “Register of Members”).

2.2	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1	that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party has duly authorised, executed and delivered those documents and that those documents have been duly dated;

3.1.2	that the Documents have been duly delivered;

3.1.3	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.4	due compliance with all matters of the laws of the State of New York by which law the Documents are expressed to be governed and construed;

3.1.5	that the Documents constitutes the legal, valid and binding obligation of the Company and the other parties to the Documents, enforceable in accordance with its terms, under the laws of the State of New York;

Quotient Limited

1 May 2015

3.1.6	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.7	that the choice of the laws of the State of New York to govern the Documents is bona fide (for example not made with any intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by the Documents has/have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy;

3.1.8	that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records of the Companies and are accurate and complete;

3.1.9	the accuracy and completeness of the Director’s Certificates, and of all statements as to matters of fact contained in the other documents referred to in paragraph 2 above, as at the date of this Opinion;

3.1.10	that we have been provided with copies or originals of all documents that are relevant to the Documents and/or that might affect the opinions expressed in this Opinion;

3.1.11	that in resolving that the Company enter into the Documents and the transaction(s) documented or contemplated by the Documents and the issue of the Shares, the Warrants and the Warrant Shares, the directors of the Company were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into the Documents and the transaction(s) documented or contemplated by the Documents;

3.1.12	the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Documents or their respective directors, officers, employees, agents, representatives, partners, shareholders and advisers or any other relevant person;

3.1.13	that the Register of Members is accurate and complete as at the date of this Opinion;

Quotient Limited

1 May 2015

3.1.14	each person named as a member of the Company in the Register of Members has agreed to become a member of the Company; and

3.1.15	that each of the above assumptions is accurate at the date of this Opinion, and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	Opinions

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us and subject further to the parties to the Subscription Agreements having performed all of the obligations which fell due for performance on or before the date of this Opinion, we are of the following opinion:

4.1	the S-3 Registered Shares have been duly authorised and validly issued and are fully paid and non-assessable; and

4.2	the Warrant Shares have been duly authorised, and when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

5.	Qualifications

The observations and qualifications referred to above are as follows:

5.1	The register of members of a Jersey company is prima facie evidence of any matters which are by the CJL directed or authorised to be inserted in it. The CJL requires that the register of members of a Jersey company includes, amongst other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share.

6.	Governing law, limitations, benefit, disclosure and reliance

6.1	This Opinion is governed by and shall be construed in accordance with Jersey law and is limited to the matters expressly stated in this Opinion.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date of this Opinion and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you or any other person, or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed in this Opinion.

Quotient Limited

1 May 2015

6.4	This Opinion is addressed only to you and is solely for the benefit of you and your professional legal advisers in connection with the Documents and except with our prior written consent it may not be disclosed to, used or relied on by any other person or for any other purpose, or referred to or made public in any way.

6.5	We consent to the filing of a copy of this opinion as Exhibits 5.1 to the S-3 Registration Statement and to reference to us being made in the paragraph of the S-3 Registration Statement headed “Legal Matters”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen